SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2005

STANDARD COMMERCIAL CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

1-9875	13-1337610
(Commission File Number)	(IRS Employer ID Number)

2201 Miller Road, Wilson, North Carolina 27893

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (252) 291-5507

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Standard Commercial Corporation hereby updates, the descriptions of “Risks Relating to Our Operations,” “Risks Relating to the Tobacco Industry,” “Risk Relating to Our Wool Operations” and “Risks Relating to Owning Our Stock” contained in its Annual Report on Form 10-K for the year ended March 31, 2004 by replacing those descriptions in their entirety with the following:

FACTORS TO CONSIDER IN INVESTING IN OUR COMPANY

You should carefully consider the following factors that might affect our future results of operations and the market value of our securities.

Risks Relating to Our Operations

Global shifts in sourcing customer requirements could negatively impact our results of operations.

The global leaf tobacco industry currently is experiencing shifts in the sourcing of customer requirements for tobacco. For example, significant tobacco production volume decreases have occurred and could continue to occur in the United States, Zimbabwe and Western Europe. At the same time, production volumes in other sourcing origins, such as Brazil and other areas in South and Central America, continue to grow. This shift in sourcing origins in Europe might be exacerbated by recent modifications to the tobacco price support system in the European Union, or EU. The Agricultural Counsel of the EU recently implemented changes in the quota and volume programs across the EU that might result in material reductions in production volumes in certain EU countries after 2006. The implementation of these new programs will vary significantly by each EU country, decreasing our ability to plan effectively for the longer term in Europe.

We might not be able to timely or efficiently adjust to these shifts in sourcing origins. In addition, adjusting to these shifts could require changes in our production facilities in certain countries and changes in our fixed asset base. We have incurred, and might continue to incur, restructuring charges as we continue to adjust to these shifts in sourcing. Adjusting our capacity and adjusting to these shifts in sourcing might have an adverse impact on our ability to manage our costs, and could have an adverse effect on our results of operations.

Our financial results will vary according to growing conditions, customer requirements, shipping schedules and other factors, which reduces your ability to compare our performance from period to period.

Our financial results, particularly the quarterly financial results, might be significantly affected by fluctuations in tobacco growing seasons and crop sizes, which are dependent upon a number of factors, including governmental agricultural programs in some countries, availability of shipping, and the weather and other natural events, such as hurricanes, tropical storms or droughts.

Further, because of the timing and unpredictability of customer requirements, orders and shipments, we keep tobacco in inventory, which increases our risk and results in variations in quarterly and annual financial results. We may from time to time in the ordinary course of business keep a significant amount of processed tobacco in inventory for our customers to accommodate their inventory management and other needs. Sales recognition by us and our subsidiaries is based on the shipment of the product to customers. Since individual shipments may represent significant amounts of revenue, our quarterly and annual financial results might vary significantly depending on our customers’ needs and shipping instructions.

These fluctuations and uncertainties cause variances in volumes and sales in any given period, which makes it difficult to compare our results of operations from period to period.

Our extension of credit to tobacco growers could expose us to losses.

We make advances to tobacco growers in many countries to finance their growing of tobacco for sale to us. Crop advances to growers are generally secured by the grower’s agreement to deliver green tobacco. In the event of crop failure, recovery of advances could be delayed until deliveries of future crops or indefinitely. The temporary or permanent loss of these advances to growers could result in losses.

We face increased risks of doing business due to the extent of our international operations.

We do business in over 30 countries, many of which do not have stable economies or governments. Our international operations are subject to international business risks, including terrorism, unsettled political conditions, expropriation, import and export restrictions, exchange controls, inflationary economies and currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of non-U.S. subsidiaries. These risks are exacerbated in countries where we have advanced substantial sums or guaranteed local loans or lines of credit in substantial amounts for the purchase of tobacco from growers such as Brazil, Italy and Malawi.

We have expanded our international operations in areas where the export of tobacco has increased due to increased demand for lower priced tobacco. We have significant investments in our purchasing, processing and exporting operations throughout the world, including Argentina, Brazil, Malawi, Zimbabwe, Turkey, Italy and Thailand. In recent years, some of these countries’ economic problems have received wide publicity related to devaluation of the local currency and inflation. While devaluation can affect our purchase costs of tobacco and our processing costs, it has not and is not expected to affect adversely our ability to export tobacco from these countries.

Zimbabwe remains in a period of civil unrest in combination with a deteriorating economy. The government’s forced land resettlement program has caused disruptions to both tobacco and food farm production in Zimbabwe. Should the current political situation continue, we would experience further disruptions and delays associated with our Zimbabwe operations. The volume of the 2004 tobacco crop is expected to remain below historic levels. If the political situation continues to deteriorate, our ability to recover our assets there could be impaired. Our Zimbabwe subsidiary had long-lived assets of approximately $0.6 million as of December 31, 2004.

Argentina is in a period of political and economic uncertainty. Potential problems we could encounter because of this uncertainty include severe currency fluctuation and devaluation, labor unrest and severe inflation, all of which could negatively affect our earnings. We purchase and process Argentine tobacco for export and we process the domestic Argentine crop requirements of Nobleza Picardo, a subsidiary of British American Tobacco, under a long-term processing contract. We do not foresee any material effects on our operations as a result of Argentina’s current instability. However, we continue to closely monitor events associated with the instability in Argentina and their possible impact on future results.

We face exposure to changes in foreign tax regimes that could decrease our earnings.

We do business in countries that have tax regimes in which the rules are not clear or not consistently applied. This is especially true with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of these tax regimes.

Effective January 1, 2005, the government of several states in which our subsidiaries operate in Brazil adopted changes in their Imposto Sobre Circulação de Mercadorias e Serviços, or ICMS, a tax on the transfer of goods and services between states within Brazil. Under the prior tax regime, our transfers of leaf tobacco and processed tobacco inventory between states in Brazil was taxed but those transfers also generated tax credits that were used to offset ICMS tax obligations generated on in-state sales of tobacco or were transferable to third parties at a current market discount rate. According to the recent changes, these tax credits may not be used to reduce overall tax exposure by third parties by more than 5% of the generating company’s tax liability in any tax year, severely reducing our ability to sell excess tax credits to others. These changes to the ICMS tax regime will probably increase, and perhaps substantially, our cost of doing business in Brazil. The ICMS tax change will have a material adverse impact on our earnings to the extent we cannot pass these costs onto our customers.

Because of our international operations, fluctuations in currency exchange and interest rates could reduce our earnings.

We conduct our business in many countries around the world. Our business is generally conducted in U.S. dollars, as is the business of the tobacco industry as a whole. However, we generally must purchase tobacco in non-U.S. countries using local currency. As a result, local country operating costs, including the purchasing and processing costs for tobacco, are subject to the effects of exchange fluctuations of the local currency against the U.S. dollar. We attempt to minimize such currency risks by matching the timing of our working capital borrowing needs against the tobacco purchasing and processing funds requirements in the currency of the country where the tobacco is grown. Fluctuations in the value of non-U.S. currencies can significantly reduce our earnings.

Recently, the devaluation of the U.S. dollar against the Brazilian real has increased our inventory and operating costs in Brazil, only a portion of which can be passed on to our customers. As the leaf industry continues to purchase more tobacco from Brazil, the weakness of the U.S. dollar in relation to the Brazilian real will continue to negatively impact our operating results, which we expect to continue for the foreseeable future. In addition, the historically weak real in relation to the U.S. dollar has tended to offset the normal increases in tobacco crop prices in Brazil. This offset will be lessened to the extent that the real appreciates against the U.S. dollar.

In addition, the devaluation of other non-U.S. currencies, including Asian and Eastern European currencies, has resulted and might in the future result in reduced purchasing power of customers in these areas. We might incur a loss of business as a result of the devaluation of these currencies now or in the future.

Various of our outstanding interest-bearing instruments are sensitive to changes in interest rates. With respect to our variable-rate debt, as of March 31, 2004, a 1% change in interest rates would have the effect of increasing or decreasing our annual interest expense by approximately $1.4 million. Substantially all of our long-term borrowings are denominated in U.S. dollars and carry fixed interest rates.

Our reliance on a small number of significant customers could limit our sources of income.

Our customers are manufacturers of cigarette and tobacco products in many countries around the world. Several of these customers individually account for a significant portion of our sales in a normal year. Of our sales in fiscal 2004, 2003 and 2002, approximately 62%, 62% and 59%, respectively, represented sales to our five largest customers. In fiscal 2004, 2003 and 2002, British American Tobacco accounted for 18%, 16% and 10% respectively, of our total sales, Altria Group, Inc. (parent company of Philip Morris) accounted for 15%, 16% and 17%, respectively, of our total sales and Japan Tobacco Inc. accounted for 15%, 15% and 17%, respectively, of our total sales. In addition, tobacco product manufacturers are currently experiencing a period of consolidation, and further consolidation among our customers could decrease our customers’ demand for our leaf tobacco or processing services. The loss of or a substantial reduction in the services provided to any one or more of our customers could reduce the demand for our services, which could reduce our income.

Competition could erode our earnings.

The leaf tobacco industry is highly competitive. We are one of three global competitors in the leaf tobacco industry. If our proposed merger with DIMON Incorporated is consummated, we will be one of two global competitors. Competition among leaf tobacco merchants is based primarily on the prices charged for products and services as well as the merchant’s ability to meet customer specifications in the buying, processing and financing of tobacco. In addition, there is competition in all countries to buy the available tobacco. The loss or substantial reduction of any large or significant customer could reduce our earnings.

The shift to direct buying of green tobacco by many of our U.S. customers could continue to reduce our sales of green tobacco.

Our sales have been and will continue to be affected by the shift to direct contract buying in the United States. Traditionally in the United States, we took ownership of all green tobacco we purchased, then processed and resold that tobacco to our customers. Concurrent with the shift from an auction system to a direct contract buying system in the United States, which began with the 2000 U.S. burley crop, major U.S. customers began purchasing green tobacco directly from the growers. Although we expect that the tobacco purchased directly from growers by our customers will continue to be processed in our U.S. facilities, we no longer take ownership of that tobacco and no longer record revenue associated with its resale. With the shift to direct contract buying, our U.S. sales were negatively impacted by 45.2%, 44.2% and 53.8% in fiscal 2002, 2003 and 2004, respectively. We expect to continue to earn and record service revenues for the processing of all such tobaccos for our customers. We do not expect that our gross profit will be materially affected by the shift to direct contract buying by our customers, although sales revenues have been and will continue to be reduced. In addition, although we expect to purchase the majority of our own flue-cured and burley crop requirements through direct contract buying, we will still need to maintain a buying presence in the residual auction markets, which could affect our ability to manage our costs.

Our adoption and application of recent standards in financial accounting could reduce our earnings.

Effective April 1, 2001, we adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. As a result of adoption of SFAS No. 133, we recognize all derivative financial instruments, such as foreign exchange contracts, in our consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. We use forward contracts to mitigate our exposure to changes in non-U.S. currency exchange rates on forecasted transactions. Generally, the effective portion of unrealized gains and losses associated with forward contracts and the intrinsic value of option contracts are deferred as a component of accumulated other comprehensive income until the underlying hedge transactions are reported on our consolidated statement of earnings. We have not used interest rate swaps to mitigate our exposure to changes in interest rates. Changes in the fair values of derivatives not qualifying as hedges are reported in income. As a result of fluctuations in interest rates and volatility in market expectations, the fair market value of hedging instruments can be expected to appreciate or depreciate over time. We plan to continue the practice of economically hedging various components of our debt. However, as a result of SFAS No. 133, such hedging instruments might create volatility in future reported earnings. In accordance with the transition provisions, in fiscal 2002, we recorded a cumulative effect loss adjustment of $2.1 million net of tax in other comprehensive income.

In addition, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective April 1, 2002. As a result of adoption of SFAS No. 142, we no longer amortize goodwill and intangible assets, which resulted in increased earnings of approximately $1.5 million in fiscal 2003. However, if we determine that there has been a material impairment to goodwill or other intangible assets with indefinite lives, we will recognize the amount of that impairment as a charge to earnings in the applicable reporting period.

Our tobacco and wool processing plants could subject us to significant liability under environmental laws and regulations.

Our operations are subject to a wide variety of U.S. federal, state, local and non-U.S. laws, rules and regulations relating to pollution and protection of the environment, including those governing air emissions, wastewater discharges, storage, treatment and disposal of wastes and remediation of contaminated sites. The most significant of these laws and regulations are the Federal Clean Air Act, Federal Clean Water Act, Federal Comprehensive Environmental Response, Compensation, and Liability Act, Federal Solid Waste Disposal Act, Federal Resource Conservation and Recovery Act, Federal Emergency Planning and Community Right-to-Know Act and the Federal Occupational Safety and Health Act of 1970, equivalent laws in the states in which we operate and their counterparts in the foreign countries in which we operate.

From time to time our facilities are subject to investigation by governmental regulators. Failure to comply with environmental requirements can result in fines and penalties and in certain cases may impede our ability to operate. Our wool scouring and top making operations involve discharges of significant amounts of wastewater effluent, which could subject us to significant liability, fines and clean-up obligations in the event of non-compliance with applicable requirements, including unpermitted spills. Generally, we would remain liable for any noncompliant discharge even if we sold or terminated these operations. Also historical practices at our current or former facilities may have resulted in releases of hazardous materials which could give rise to clean-up obligations in the future. We believe we are in material compliance with all applicable environmental requirements and, based on available information, do not anticipate any material environmental costs. However, there can be no assurance that changes in environmental laws and regulations or in their enforcement, or discovery of previously unknown contamination or other liabilities relating to our properties and operations, could not result in material costs and negatively impact our financial condition.

Risks Relating to the Tobacco Industry

Reductions in demand for consumer tobacco products could reduce our customers’ demand for our services.

The tobacco industry continues to face a number of issues that might reduce the consumption of cigarettes, which might, in turn, reduce our customers’ need for our services. Such a reduction could reduce our earnings.

These issues, some of which are more fully discussed below, include:

•	governmental actions seeking to make tobacco product manufacturers liable for adverse health effects associated with smoking and exposure to environmental tobacco smoke;

•	smoking and health litigation against tobacco product manufacturers;

•	possible tax increases on consumer tobacco products;

•	current and potential actions by state attorneys general to enforce the terms of the Master Settlement Agreement, or MSA, between state governments in the United States and tobacco product manufacturers;

•	governmental and private bans and restrictions on smoking;

•	actual and proposed price controls and restrictions on imports;

•	restrictions on tobacco product manufacturing, marketing, advertising and sales;

•	the diminishing social acceptance of smoking;

•	increased pressure from anti-smoking groups; and

•	other tobacco product legislation that might be considered or enacted.

Tobacco litigation might reduce the demand for consumer tobacco products, which could reduce our customers’ demand for our services.

Our primary customers, the leading cigarette manufacturers, face hundreds of lawsuits brought throughout the United States and, to a lesser extent, the rest of the world. The cumulative effect of the lawsuits on our customers could reduce their demand for tobacco from us, which would reduce our revenue. These lawsuits have been and continue to be brought by:

•	individuals and classes of individuals alleging personal injury;

•	governments (including governmental and quasi-governmental entities in the United States and abroad) seeking recovery of health care costs allegedly caused by cigarette smoking; and

•	other groups seeking recovery of health care expenditures allegedly caused by cigarette smoking, including third-party health care payors, such as unions and health maintenance organizations.

Damages claimed in some of the smoking and health cases range into the billions of dollars. The United States Department of Justice currently is engaged in a lawsuit against the leading cigarette manufacturers, seeking to recover billions of dollars. There have been several jury verdicts in tobacco product litigation during the past three years. Additional plaintiffs continue to file lawsuits. Current and any future litigation against the U.S. cigarette manufacturers might adversely affect our customers, their demand for our products or our business generally.

Legislative and regulatory initiatives could reduce consumption of consumer tobacco products and demand for our services.

In recent years, members of the U.S. Congress have introduced legislation, some of which has been the subject of hearings or floor debate, that would subject cigarettes to various regulations under the U.S. Department of Health and Human Services or regulation under the Consumer Products Safety Act, establish anti-smoking educational campaigns or anti-smoking programs, or provide additional funding for governmental anti-smoking activities, further restrict the advertising of cigarettes, including requiring additional warnings on packages and in advertising, provide that the Federal Cigarette Labeling and

Advertising Act and the Smoking Education Act could not be used as a defense against liability under state statutory or common law, allow state and local governments to restrict the sale and distribution of cigarettes, and further restrict certain advertising of cigarettes and eliminate or reduce the tax deductibility of tobacco product advertising. If any or all of these regulatory initiatives or other governmental legislation or regulations were to be implemented, the demand for consumer tobacco products could decrease, which could lead to a decrease in the demand for our services.

Reports with respect to the harmful physical effects of cigarette smoking have been publicized for many years, and the sale, promotion and use of cigarettes continue to be subject to increasing governmental regulation. Since 1964, the Surgeon General of the United States and the Secretary of Health and Human Services have released a number of reports linking cigarette smoking with a broad range of health hazards, including various types of cancer, coronary heart disease and chronic lung disease, and recommending various governmental measures to reduce the incidence of smoking. The 1988, 1990, 1992 and 1994 reports focus upon the addictive nature of cigarettes, the effects of smoking cessation, the decrease in smoking in the United States, the economic and regulatory aspects of smoking in the Western Hemisphere, and cigarette smoking by adolescents, particularly the addictive nature of cigarette smoking in adolescence.

A number of nations also have taken steps to restrict or prohibit cigarette advertising and promotion, to increase taxes on cigarettes and to discourage cigarette smoking. In some cases, such restrictions are more onerous than those in the United States. For example, advertising and promotion of cigarettes has been banned or severely restricted for a number of years in Australia, Canada, Singapore, some countries of the European Union and other countries. Further, the World Health Organization and its member states are negotiating a proposed Framework Convention for Tobacco Control, which would require signatory nations to enact legislation that would require, among other things:

•	specific actions to prevent youth smoking;

•	restrict or prohibit tobacco product marketing;

•	inform the public about the health consequences of smoking and the benefits of quitting;

•	regulate the content of tobacco products;

•	impose new package warning requirements including the use of pictorial or graphic images;

•	eliminate cigarette smuggling and counterfeit cigarettes;

•	restrict smoking in public places; increase and harmonize cigarette excise taxes;

•	abolish duty-free tobacco sales; and

•	permit and encourage litigation against tobacco product manufacturers.

It is impossible to predict the extent to which these and any additional restrictions might affect our business.

Due to the present litigation, regulatory and legislative environment, a substantial risk exists that past growth trends in tobacco product sales might not continue and that existing sales might decline, which could negatively affect our business.

We have been, and continue to be, subject to governmental investigations into, and litigation concerning, leaf tobacco industry buying practices.

From time to time, the leaf tobacco industry has been the subject of government investigations and private litigation regarding trade practices.

In October 2001, the Directorate General—Competition of the European Commission, or DG Comp, began conducting an administrative investigation of certain selling and buying practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy and Greece. We, through our local subsidiaries, are cooperating fully with the investigation and discovered and voluntarily disclosed information which tended to establish that a number of leaf dealers, including our subsidiaries, jointly agreed with respect to green tobacco prices and purchase quantities. In respect of the Spanish investigation, on December 15, 2003, the DG Comp served on 20 entities within the Spanish leaf tobacco industry, including our company and three of our subsidiaries, a Statement of Objections alleging certain infringements of the antitrust laws of the European Union. On October 20, 2004, the European Commission announced that as a result of its Spanish investigation it had imposed on us, our Spanish subsidiary and two other of our subsidiaries, a fine of Euros 1,822,500. A number of other tobacco processors, growers and agricultural associations were assessed fines in various amounts which, including the amount assessed against us, totaled Euros 20,000,000. We, along with our Spanish and other involved subsidiaries, have appealed the decision of the Commission to the Court of First Instance of the European Commission for the annulment or modification of the decision; but the outcome of the appeals process as to both timing and results is uncertain. We accrued a charge for the full amount of the fine in the quarter ended September 30, 2004.

On March 1, 2004, the DG Comp served a Statement of Objections on 11 entities within the Italian leaf tobacco industry, including our company and one of our subsidiaries. We responded to the Statement and are cooperating fully in the investigation. Through the Statements, DG Comp intends to impose administrative penalties on the entities it determines have infringed the EC Competition law, where appropriate and probably in 2005. We expect to be assessed penalties in the Italian case and expect that the penalties could be material to our earnings, but believe that there may be mitigating circumstances in the investigation, including our cooperation with the DG Comp. We are unable to assess the amount of any penalties which might be imposed.

In February 2001, we were named as a defendant in a class action claim brought on behalf of U.S. tobacco growers alleging that major cigarette manufacturers and certain leaf tobacco merchants violated U.S. antitrust laws by bid-rigging tobacco auctions and conspiring to undermine the tobacco quota and price support program administered by the Federal government. We, along with all but one of the other defendants, entered into a settlement agreement with the plaintiffs which received final approval, and which accorded us a full release from all the claims in exchange for a payment of $7.0 million towards a larger total settlement agreement. On April 22, 2004, the case was settled and the settlement approved by the Court as to the remaining defendant.

Adverse determinations in these or similar proceedings might restrict our operations and/or reduce our earnings.

Risks Relating to Our Wool Operations

We might incur charges to earnings as we sell or close our wool operations.

In fiscal 2002, we began the process of selling or closing our wool business, which had an operating loss of $12.9 million and $0.3 million, respectively, in fiscal 2004 and 2003. All of the operations have been closed and most of the assets sold. However, we still have assets in France and Germany. We expect to sell these assets by March 31, 2005. While we are currently negotiating with prospective purchasers, there is a risk that these negotiations may fail to result in a sale. Even if an agreement is reached, the sale may result in an additional loss. Likewise, if we are forced to seek new prospective purchasers, we may have to sell these assets at an additional loss. Although we have estimated losses on disposal totaling $33.3 million, if we do not dispose of these remaining assets as planned, it could result in additional losses on disposition which could reduce our earnings.

Risks Relating to Our Indebtedness and Capital Structure

Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

The indenture governing our senior notes and our revolving credit facility contain various restrictive covenants that limit our discretion in operating our business. In particular, these agreements limit our ability to, among other things:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make some types of investments;

•	create liens on our assets to secure debt;

•	engage in transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

In addition, our revolving credit facility requires us to maintain minimum tangible net worth and comply with specific liquidity and interest coverage ratios, borrowing base restrictions and debt limitations. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing our senior notes and our revolving credit facility.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under our revolving credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness.

Despite our current indebtedness levels, we may still incur substantially more indebtedness, which would increase our debt service obligations, which could reduce our net income.

Subject to the restrictions in our revolving credit facility and the indenture governing our 8% senior notes, we may incur significant additional indebtedness. Although the terms of our revolving credit facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be substantial. If new additional debt is added to our current debt levels, our debt service obligations would increase, which could reduce our net income.

We might not have access to available capital to finance our local operations in non-U.S. jurisdictions.

We have typically financed our non-U.S. local operations with uncommitted short-term operating credit lines at the local level. These operating lines are typically seasonal in nature, extending for a term of 180 to 270 days corresponding to the tobacco crop cycle in that location. These facilities are typically uncommitted in that the lenders have the right to cease making loans or demand payment of outstanding loans at any time. In addition, each of these operating lines must be renewed with each tobacco crop season in that jurisdiction. Although our foreign subsidiaries are the borrowers under these lines, many of them are guaranteed by us. Because the lenders under these operating lines typically have the right to cancel the loan at any time and each line must be renewed with each crop season, there can be no assurance that this capital will be available to our subsidiaries, including after completion of our proposed merger with DIMON Incorporated.

At December 31, 2004, our subsidiaries had borrowed funds under approximately 45 different operating lines ranging in size from $0.3 million to $52.7 million. At December 31, 2004, our subsidiaries had seasonally adjusted operating lines of $266.8 million, excluding all long-term agreements, had borrowed $135.4 million under these operating lines with a weighted average interest rate of 8.6% and had approximately $131.4 available under these operating lines. Our total maximum borrowings under these operating lines, excluding the long-term credit agreements, during the nine months ended December 31, 2004 were $177.1 million.

Risks Relating to Our Proposed Merger With DIMON Incorporated

You should carefully consider the factors in the headings “FACTORS THAT MAY AFFECT FUTURE RESULTS – Risks Relating to Our Proposed Merger with Standard Commercial Corporation” and “FACTORS THAT MAY AFFECT FUTURE RESULTS – Risks Relating to Our Indebtedness and

Capital Structure – We may not have access to available capital to finance our local operations in non-U.S. jurisdictions” contained in DIMON Incorporated’s Current Report on Form 8-K filed with the SEC on March 1, 2005 and under the heading “RISKS RELATING TO THE MERGER” contained in DIMON’s Registration Statement on Form S-4 related to the proposed merger and filed with the SEC for information on risks facing the combined company after completion of the proposed merger.

You also should consider the following factors facing our company in the event the merger is not completed.

Operational disruptions associated with the proposed merger might have a negative impact on our operations if the merger is not completed.

DIMON and we have operated and, until the completion or termination of the merger, will continue to operate, independently. If the merger is not completed, the disruption caused by the pre-merger integration process has and could continue to result in the loss of key employees, the disruption of our ongoing business and inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with our customers and employees, which could negatively affect or operations.

Risks Relating to Owning Our Stock

Our stock price has been volatile, which makes investing in our common stock risky.

Our stock price has been volatile and might continue to be, making an investment in our common stock risky. Between April 1, 2002 and March 31, 2004, the price varied from $14.75 to $23.00 and between April 1, 2004 and November 5, 2004, the last trading day before public announcement of the proposed merger with DIMON, the price varied from $14.61 to $19.23. The securities markets have experienced significant price and volume fluctuations unrelated to the performance of particular companies. In addition, the market prices of the common stock of many publicly traded companies have in the past and can in the future be expected to be volatile. In addition, the trading prices of securities of tobacco-related public companies have fluctuated widely. Announcements of tobacco-related lawsuits, tobacco-related medical findings, regulatory developments in both the United States and other countries, public concern as to the safety of tobacco products, and economic and other external factors, as well as period-to-period fluctuations in our financial results, might have a significant impact on the market price of our common stock.

If our proposed merger with DIMON is not consummated, our stock price could become more volatile.

Anti-takeover provisions could discourage a takeover that you consider to be in your best interest or prevent the removal of our current directors and management.

We have adopted a number of provisions that could have anti-takeover effects or prevent the removal of our current directors and management. Our charter authorizes the Board of Directors to determine the terms of up to 1,000,000 shares of undesignated preferred stock and issue them without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, voting control of our company in order to remove our current directors and management. In addition, our Articles of Incorporation require the vote of two-thirds of our outstanding common stock to approve the merger or sale of our company. These provisions could make more difficult the removal of our current directors and management or a takeover of our company, even if the events would be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD COMMERCIAL CORPORATION

Date: March 1, 2005	/s/ Robert A. Sheets
Robert A. Sheets,
Executive Vice President Finance and Chief Financial Officer